Exhibit 10.7

PACS GROUP, INC. 2024 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE
PACS Group, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the PACS Group, Inc. 2024 Incentive Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[To be specified]

Grant Date:	[To be specified]

Number of RSUs:	[To be specified]

Vesting Schedule:
The RSUs will vest (i) with respect to 25% of the RSUs, on the Grant Date and (ii) with respect to 75% of the RSUs, in substantially equal annual installments on the first, second, third, fourth and fifth anniversaries of [_____], subject to Participant’s continued service through the applicable vesting date.[1]

The Company and Participant acknowledge and agree that Participant’s receipt of the RSUs is subject to Participant’s execution of this Grant Notice and compliance with the restrictive covenants set forth in Exhibit B attached hereto (the “Restrictive Covenants”). By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees (i) to be bound by the terms of this Grant Notice, the Plan, the Agreement and the Restrictive Covenants, and (ii) any awards granted to Participant pursuant to that certain letter agreement dated [_____] regarding a Long-Term Incentive Plan and LTIP Substitute Payment Award (the “LTIP Agreement”) shall be cancelled as of immediately prior to the Grant Date, and Participant shall have no further right, title or interest in respect of such awards, and the LTIP Agreement shall be null and void. Participant has reviewed the Plan, this Grant Notice, the Agreement and the Restrictive Covenants in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice, the Agreement and the Restrictive Covenants. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice, the Agreement or the Restrictive Covenants.
1 NTD: Will refer to IPO closing date.

PACS GROUP, INC.	PARTICIPANT

By:

Name:	[Participant Name]

Title:
2

Exhibit A
RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL
1.1    Award of RSUs.  The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.
1.2    Incorporation of Terms of Plan.  The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3    Unsecured Promise.  The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
1.4    Defined Terms.
(a)    “Cause” shall have the meaning ascribed to such term in the Company’s Executive Severance Plan.
(b)    “Change in Control Period” shall mean the 24 month period beginning on the date on which a Change in Control occurs.
(c)    “Good Reason” shall have the meaning ascribed to such term in the Company’s Executive Severance Plan.
(d)    “Qualifying Termination” shall mean Participant’s Termination of Service (i) by the Company without Cause, (ii) by Participant for Good Reason or (iii) due to Participant’s death or Disability.
ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT
2.1    Vesting; Forfeiture.
(a)    The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. Other than as set forth in Section 2.1(b) below, in the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited (after taking into consideration any accelerated vesting which may occur in connection with such Termination of Service), except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.

(b)    Qualifying Termination. Upon Participant’s Qualifying Termination that does not occur during the Change in Control Period, then a number of RSUs shall vest equal to the number of RSUs that would have vested during the 12-month period following the date of termination, had Participant continued in service with the Company during such period (assuming that the RSUs vest in equal monthly installments, rather than annual installments, over the vesting period), and any remaining unvested RSUs as of such date will immediately and automatically be cancelled and forfeited. Upon Participant’s Qualifying Termination that occurs during the Change in Control Period, 100% of the unvested RSUs shall vest.
(c)    Release; Restrictive Covenants. The accelerated vesting set forth in Section 2.1(b) is subject to and conditioned upon (i) Participant’s (or Participant’s estate’s) execution, delivery and non-revocation of a general release of claims in a form attached to the Company’s Executive Severance Plan within 30 days (or, to the extent required by law, 52 days) following the date of Participant’s Termination of Service and (ii) Participant’s continued compliance with the Restrictive Covenants or any other confidentiality, intellectual property assignment, non-competition, non-solicitation, non-disparagement and other protective covenants between the Company (or an affiliate) and Participant.
2.2    Settlement.
(a)    The RSUs will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event later than March 15 of the year following the year in which the RSU’s vesting date occurs.
(b)    Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
ARTICLE III.
TAXATION AND TAX WITHHOLDING
3.1    Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this award of RSUs (the “Award”) and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2    Tax Withholding.
(a)    Subject to Section 3.2(b), payment of the withholding tax obligations with respect to the Award may be by any of the following, or a combination thereof, as determined by the Company:
(i)    Cash or check;
(ii)    In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery;

(iii)    Subject to Section 9.10 of the Plan, delivery (including electronically or telephonically to the extent permitted by the Company) by Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company that Participant has placed a market sell order with such broker with respect to Shares then-issuable upon settlement of the Award, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable tax withholding obligations; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Administrator; or
(iv)    In whole or in part by the Company withholding of Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations.
(b)    Unless the Company otherwise determines, the Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations.
(c)    Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction, or (ii) if Participant is not subject to Section 16 of the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that (i) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (ii) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the RSUs under generally accepted accounting principles.
(d)    Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.
ARTICLE IV.
OTHER PROVISIONS
4.1    Adjustments.  Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2    Clawback.  The Award and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the

Company following the Grant Date, including the Company’s Policy for Recovery of Erroneously Awarded Compensation.
4.3    Notices.  Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Chief Legal Officer and General Counsel at the Company’s principal office or the Chief Legal Officer and General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.4    Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.5    Conformity to Securities Laws.  Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.6    Successors and Assigns.  The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.7    Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.8    Entire Agreement; Amendment.  The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the RSUs without the prior written consent of Participant.
4.9    Agreement Severable.  In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.10    Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.
4.11    Not a Contract of Employment.  Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
4.12    Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
* * * * *

Exhibit B
RESTRICTIVE COVENANTS
In consideration for and as a condition to my employment or continued employment by Providence Administrative Consulting Services, Inc. (together with any of its parent companies, subsidiaries or affiliated entities, and any of their successors or assigns collectively, the “Company”), and for other good and valuable consideration, including the RSUs set forth in the Grant Notice, the receipt and sufficiency of which is hereby acknowledged, I, the undersigned employee, agree to the following terms:
1.    Proprietary Information. During the term of my employment, whether before or after the Effective Date, I may have received or may hereinafter receive or otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Company whether in graphic, written, electronic, aural or oral form, including without limitation information relating to the Company’s business, strategies, designs, products and services and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation, business and financial information, including without limitation information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors, and any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to me by the Company or such third party at the Company’s direction.
2.    Obligations of Non-Use and Nondisclosure. I acknowledge the confidential and secret character of the Proprietary Information, and agree that the Proprietary Information is the sole, exclusive and valuable property of the Company. Except as provided herein below and in Section 3 below, I agree that I have not used and will not use the Proprietary Information except in the performance of my authorized duties as an employee of the Company, and I agree to not disclose all or any part of the Proprietary Information in any form to any third party, either during or after the term of my employment, without the prior written consent of the Company on a case-by-case basis. I understand that my obligations of nondisclosure with respect to Proprietary Information shall not apply to information that I can establish by competent proof (x) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of the terms contained in this Exhibit B, (y) is already in my possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by my files and records immediately prior to the time of disclosure, or (z) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. I agree to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this Section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use

Exhibit B
or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.
3.    Protected Activity. Nothing in this Exhibit B is intended to or shall prevent me from: communicating directly with, cooperating with, or providing information to, any federal, state or local government agency, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Act, or the U.S. Department of Justice; exercising any rights I may have as a supervisor under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions; or discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that I have reason to believe is unlawful. I acknowledge that the Company has provided me notice of my immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
4.    Non-Competition. During the term of my employment with the Company, and for a period of one (1) year immediately following the termination of such employment for any reason (the “Non-Competition Restricted Period”), I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity other than the Company: (a) operate, conduct, or engage in, or prepare to operate, conduct, or engage in any Competing Business; (b) own, finance, or invest in (except as the holder of not more than one percent (1%) of the outstanding stock of a publicly-held company) any Competing Business, or (c) render services to any person or entity that engages in or is preparing to engage in any Competing Business in any capacity, whether as an employee, consultant, contractor, partner, officer, director, or otherwise, which involves the same or similar types of services I performed for the Company at any time during the last two years of my employment with the Company, which involve executive, financial, strategic, or operational duties, or in which I could reasonably be expected to use or disclose Proprietary Information, in each case (a), (b), or (c) in the Restricted Territory.
5.    Non-Solicitation of Company Personnel. During the term of my employment with the Company, and for a period of two (2) years immediately following the termination of such employment for any reason (the “Non-Solicitation Restricted Period”), I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity: (a) employ or hire any Company Personnel in any capacity (whether as an employee, contractor, consultant or otherwise); (b) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (c) entice or induce any Company Personnel to leave his or her or their employment with the Company; or (d) otherwise negatively interfere with the Company’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that I may publish without targeting any Company Personnel shall not be considered a violation of Section 5(b).
6.    Non-Solicitation of Company Customer. During the Non-Solicitation Restricted Period, I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity: (a)

Exhibit B
solicit business from any Company Customer or provide or offer to provide to any Company Customer any products or services that are similar to or otherwise competitive with any product or service provided by, or that could be provided by, the Company; (b) cause or encourage any Company Customer to reduce or cease doing business with the Company, or (c) otherwise negatively interfere with the Company’s relationships with any Company Customer.
7.    Non-Disparagement. Except as provided herein below and in Section 3, I agree to not publish or post (including without limitation on social media), or make to any person, any false or negative statements about the Company or its directors, officers, employees, goods or services, or business practices, at any time, both during and following my employment, except the foregoing covenant shall not restrict me from making truthful statements internally within the Company in furtherance of my legitimate job duties to the Company or truthfully responding to a subpoena, court order or other legal requirement.
8.    Tolling Period. Without limiting the Company’s ability to seek other remedies available in law or equity, if I violate any of the provisions of Sections 4, 5 or 6, the Non-Competition and/or Non-Solicitation Restricted Period, as applicable, shall be extended by one day for each day that I am in violation of such provisions, up to a maximum extension equal to the length of the post-termination Non-Competition and/or Non-Solicitation Restricted Period, as applicable, so as to give the Company the full benefit of the bargained-for length of forbearance.
9.    Interpretation. If any restriction set forth in the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
10.    Waiver. At any time, the Company may in its sole discretion elect to waive any or part of the Restrictive Covenants, provided any such waiver is expressly agreed to in writing by an executive officer of the Company, or, if I am an executive officer of the Company, by the Board of Directors of the Company.
11.    Definitions.
(a)    The term “Company Customer” means any individual or entity who (i) is, or was at any time during the one (1) year period prior to the termination of my employment with the Company, a customer, supplier, or vendor of the Company of whom I learned, with whom I had business contact or about whom I obtained Proprietary Information at any time during my employment with the Company, or (ii) is a prospective customer, supplier, or vendor of the Company of whom I learned, with whom I had business contact, or about whom I obtained Proprietary Information as part of a solicitation of business on behalf of the Company at any time during the one (1) year period prior to my termination of employment with the Company.
(b)    The term “Company Personnel” means any individual or entity who is or was at any time during the six-month period prior to my solicitation or other activity prohibited by Section 5, employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company, excluding any individual or entity with whom or which I had no contact and about whom I acquired no information during my employment with the Company.

Exhibit B
(c)    The term “Competing Business” means any business or part thereof that operates skilled nursing care or post-acute care facilities, or within the skilled nursing care or post-acute care industries, or that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided by the Company within such industries at any time during my employment with the Company, or with a product or service planned to be developed, manufactured, marketed, licensed, sold or provided by the Company as of the termination of my employment from the Company, excluding any business or planned business in which I had no duties or responsibilities and about which I acquired no Proprietary Information during my employment with the Company.
(d)    The term “employment” means any period of employment or engagement, whether as an employee or independent contractor, with the Company. I agree that neither my reclassification from an employee to an independent contractor, or vice versa, nor the technical transfer of my employment from one Company entity to another Company entity, shall not serve as a termination for purposes of this Exhibit B.
(e)    The term “Restricted Territory” means each city, county, state, territory and country in which (i) I provided services or had a material presence or influence at any time during the last two years of my employment with the Company or (ii) the Company is engaged in or has plans to engage in business as of the termination of my employment with the Company.
12.    Miscellaneous.
(a)    Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Exhibit B. This Exhibit B may not be waived, modified or amended unless mutually agreed upon in writing by both parties. No delay or omission by the Company in exercising any right under this Exhibit B will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
(b)    If any provision of this Exhibit B is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Exhibit B unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions and the remainder of the terms, provisions, covenants and restrictions of this Exhibit B shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
(c)    I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Exhibit B. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Exhibit B.
(d)    Governing Law. The rights and obligations of the parties under this Exhibit B shall be governed in all respects by the laws of the State of [Utah]2 exclusively, without reference to any conflict of laws rule that would result in the application of the laws of any other jurisdiction. The parties agree that all disputes arising under this Exhibit B shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in [Utah], and I hereby agree to consent to the personal jurisdict
2 NTD: State law to reflect employee’s state of residence.

Exhibit B
ion of such court. The Company and I each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Exhibit B.
(e)    Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page to this Exhibit B or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three days after the date of mailing.
(f)    Except as otherwise provided herein, the provisions of this Exhibit B shall survive the termination of my employment with the Company for any reason.
I ACKNOWLEDGE THAT I HAVE THE RIGHT TO CONSULT WITH INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THE GRANT NOTICE AND HAVE HAD A REASONABLE OPPORTUNITY TO DO SO. I EITHER HAVE CONSULTED, OR VOLUNTARILY CHOSEN NOT TO CONSULT, WITH MY COUNSEL. I FURTHER ACKNOWLEDGE THAT I HAVE READ THIS EXHIBIT B CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THE GRANT NOTICE. I SIGN THE GRANT NOTICE VOLUNTARILY AND KNOWINGLY.